Exhibit 4.22

THIS CALL OPTION AGREEMENT is made on January, 252022

BETWEEN

(1)	STEPHEN FITZPATRICK of 140-142 Kensington Church Street, London W8 4BN (“Grantor”);

(2)	VERTICAL AEROSPACE LTD. 140-142 Kensington Church Street, London W8 4BN , (“Company”); and

(3)	DÓMHNAL SLATTERY of Avolon, Number One Ballsbridge, Building 1, Shelbourne Road, Ballsbridge, Dublin 4 (“Optionholder”)

BACKGROUND

A.	WHEREAS, the Grantor is a shareholder in the Company;

B.	WHEREAS, the Optionholder will, subject to the approval of its board, be appointed as a non-executive director and chairman of the board of the Company with effect from 27 January 2022;

C.	WHEREAS, the Grantor will hold the Shares (as defined below) subject to the Call Option in favour of the Optionholder; and

D.

WHEREAS, in view of the valuable consideration to be received by Grantor and the Company, Grantor, the Company and the Optionholder desire to enter into this Option Agreement, pursuant to which Grantor has agreed to grant to Optionholder options to require Grantor to sell the Shares upon the terms and subject to the conditions set out in this Option Agreement.

IT IS AGREED THAT

1.	1. DEFINITIONS AND INTERPRETATION

1.1	In this Option Agreement, unless otherwise defined or the context otherwise requires, capitalised terms shall have the meaning given in the SPA, and:

(a)	“Call Option” means the option granted to the Optionholder pursuant to Clause 2.1;

(b)	“Call Option Notice” means the notice substantially in the form set out in Schedule 1;

(c)	“Option Agreement” means this agreement;

(d)	“Shares” means 1,175,000 ordinary shares of par value $0.0001 each in the capital of the Company;

(e)

“Tax Liability” means any liability for income tax, employee’s National Insurance contributions (or other similar obligations to pay employment or payroll taxes and/or other taxes and social security wherever in the world arising), and employer’s National Insurance Contributions, which is attributable to (1) the grant or exercise of, or any benefit derived by Optionholder from, the Call Option or the Shares which are the subject of the Call Option, (2) the transfer or issue of Shares to Optionholder on satisfaction of the Call Option (3) any restrictions applicable to the Shares held by the Optionholder ceasing to apply to those shares, or (4) the disposal of any Shares.

(f)	“Termination Date” has the meaning in Clause 2.3; and

1.2	In this Option Agreement, unless the context otherwise requires:

(a)	references to Clauses and Schedules are references to clauses of and schedules to this Option Agreement, references to paragraphs are references to paragraphs of the Schedule in which the reference appears and references to this Option Agreement include the Schedules;

(b)	references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(c)	references to a “party” mean a party to this Option Agreement and includes its successors in title, personal representatives and permitted assigns;

(d)	references to “dollars”, “U.S. Dollars”, “USD” or “$” are references to the lawful currency from time to time of the United States;

(e)	references to times of the day are to London time unless otherwise stated;

(f)	references to writing shall include any modes of reproducing words in a legible and non- transitory form;

(g)	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things;

(h)

general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation; and

(i)	“to the extent that” shall mean “to the extent that” and not solely “if”, and similar expressions shall be construed in the same way.

1.3	The headings and sub-headings in this Option Agreement are inserted for convenience only and

1.4	Each of the schedules to this Option Agreement shall form part of this Option Agreement.

1.5	References to a document (including this Option Agreement) shall be construed as a reference to such document as amended or varied in accordance with its terms.

2.	GRANT OF THE OPTIONS

2.1

Subject to the approval of the Company’s board, the Grantor hereby grants to the Optionholder an option to require the Grantor to sell and for Optionholder to purchase the Shares for an exercise price of US$0.0001 per Share.

2.2	The Call Option will vest as follows:

(a)	The Call Option will vest over 10% of the Shares immediately on the date of this Agreement;

(b)	The Call Option will vest over a further 30% of the Shares on the first anniversary of the date of this Agreement;

(c)	The Call Option will vest over a further 30% of the Shares on the second anniversary of the date of this Agreement; and

(d)	The Call Option will vest over the remaining 30% of the Shares on the third anniversary of the date of this Agreement,

in each case subject to the Optionholder’s continued appointment as Chairman of the Company throughout the vesting period and subject to the terms set out in this Option Agreement.

2.3

The Call Option will cease to vest immediately on termination of the Optionholder’s appointment as Chairman of the Company (the “Termination Date”) and the unvested portion of the Call Option will lapse with immediate effect upon the Termination Date.

2.4	The vested portion of the Call Option shall remain exercisable pursuant to Clause 3 following the Termination Date until expiry in accordance with Clause 2.5 or lapse in accordance with Clause 5.

2.5

The Call Option granted pursuant to Clause 2.1 shall expire in all cases on the seventh anniversary of the date of this Option Agreement. If the Call Option is not exercised prior to the seventh anniversary of the date of this Option Agreement, the Call Option shall lapse.

3.	EXERCISE OF THE CALL OPTION

3.1

Subject to the Optionholder making arrangements to satisfy the applicable Tax Liability in accordance with Clause 4.2, and subject to Clause 2.5, the Optionholder may exercise the Call Option in respect of some or all of the vested portion of the Option at any time, and from time to time, by serving a Call Option Notice on the Grantor, with a copy to the Company.

3.2	Once served, a Call Option Notice may not be revoked without the written consent of the Grantor.

4.	TAX INDEMNITY AND RECOVERY

4.1

Optionholder shall be solely responsible for payment of all taxes that arise with respect to the grant, exercise and settlement of the Call Option, including the transfer or settlement of any Shares. Optionholder agrees to indemnify and keep indemnified theGrantor, the Company and its subsidiaries (including Optionholder’s service recipient) from and against any liability for or obligation to pay any Tax Liability. Optionholder undertakes that, upon request by the Company, he will join with his service recipient in electing, pursuant to Section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) that, for relevant tax purposes, the market value of the Shares acquired on exercise of the Option on any occasion will be calculated as if the Shares were not restricted and Sections 425 to 430 (inclusive) of ITEPA are not to apply to such Shares. [Notwithstanding this Clause 4.1, the Grantor shall be responsible for his own taxes arising in relation to the grant exercise and settlement of the Call Option.

4.2

Without limiting the scope or duration of the indemnity provided pursuant to Clause 4.1, Optionholder and Grantor agree that, as a condition of exercising the Option and the transfer of any Shares from the Grantor to the Optionholder, the Optionholder shall make arrangements to pay the applicable Tax Liability to the Grantor, the Company or its subsidiaries (as applicable) no later than 30 days following service of the Call Option Notice. Unless the Optionholder and the Company agree otherwise, the Optionholder shall pay the applicable Tax Liability to the Company by cash, wire transfer of immediately available funds or by check within 30 days following service of the Call Option Notice. The Company may, in its discretion (not to be unreasonably withheld), following request by the Optionholder agree to any of the following alternative method or methods by which the Tax Liability will be paid by the Optionholder to the Company, including, without limitation: (a) authorising the Company to deduct the necessary amount from any fees or other amounts which are payable to Optionholder (b) delivery of a written or electronic notice that the Optionholder has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the relevant Tax Liability; provided that payment of such proceeds is then made to the Company upon settlement of such sale, (c) other form of legal consideration acceptable to the Company in its sole discretion, or (d) any combination of the above permitted forms of payment.

4.3

Notwithstanding any other provision of this Option Agreement to the contrary, whilst engaged as a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act, the Optionholder shall not be permitted to make payment with respect to the Option, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

5.	LAPSE

5.1	The Call Option (both vested and unvested portions) shall immediately lapse and cease to be exercisable on the earliest to occur of the following:

(a)

if the Optionholder is adjudged bankrupt or an interim order is made because he intends to propose a voluntary arrangement to his creditors under the Insolvency Act 1986 (or similar law of another jurisdiction);

(b)

if the Optionholder makes or proposes a voluntary arrangement under the Insolvency Act 1986 (or similar law of another jurisdiction), or any other scheme or arrangement in relation to his debts, with his creditors or any section of them; or

(c)

if the Optionholder is otherwise deprived (except on death) of the legal or beneficial ownership of the Option by operation of law or by doing or omitting to do anything which causes him to be so deprived.

6.	ASSIGNMENT; NO THIRD PARTY BENEFICIARIES

6.1

Neither the Call Option nor any rights under or interest in the Call Option can be sold, pledged, assigned, or transferred in any manner by the Optionholder. The Grantor and the Company may not assign any rights under this Agreement other than in accordance with Clause 6.3.

6.2	This Option Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Option Agreement.

6.3

No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon the other party until such party shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, to be bound by the terms and provisions of this Option Agreement. Any transfer or assignment made other than as provided in this Clause 6.3 shall be null and void.

7.	MISCELLANEOUS

7.1	Optionholder acknowledges and agrees he will be required to enter into a statement of high net worth in the form attached at Schedule 2 within 30 days of the date of this Agreement.

7.2

This Option Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Option Agreement or of any other term or provision hereof.

7.3

This Option Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

7.4The Contracts (Rights of Third Parties) Act 1999 shall not apply to this letter. No person other than you, the Grantor and the Company shall have any rights under this letter and the terms of this letter shall not be enforceable by any person other than you, the Grantor and the Company.

8.	ENTIRE AGREEMENT

This Option Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

9.	GOVERNING LAW; JURISDICTION.

9.1

This Option Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales and you and the Company irrevocably agree that the courts of England and Wales shall have non-exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this appointment or its subject matter or formation (including non- contractual disputes or claims).

SCHEDULE 1

FORM OF THE CALL OPTION NOTICE

To: STEPHEN FITZPATRICK

Copy to: VERTICAL AEROSPACE LTD.

[date]

Notice of Exercise of the Call Option

1.	I refer to the call option agreement dated [date] 2022 (the “Option Agreement”).

2.	Words and expressions defined in the Option Agreement shall have the same meaning in this Call Option Notice.

3.

I am hereby exercising the Call Option that you granted under Clause 2.1 of the Option Agreement and you are accordingly required to sell [   ] Shares to me in accordance with, and subject to, the terms of the Option Agreement.

4.

I confirm that I will pay the Company such amount as is necessary to cover the Tax Liability within 30 day of delivering this Call Option Notice to the Company in accordance with Clause 4 of the Option Agreement.

Yours faithfully,

DÓMHNAL SLATTERY

SCHEDULE 2

FORM OF STATEMENT OF HIGH NET WORTH INDIVIDUAL

I declare that I am a certified high net worth individual for the purposes of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005.

I understand that this means:

(a)	I can receive financial promotions that may not have been approved by a person authorised by the Financial Conduct Authority;

(b)	the content of such financial promotions may not conform to rules issued by the Financial Conduct Authority;

(c)	by designing this statement I may lose significant rights;

(d)	I may have no right to complain to either of the following:

(i)	the Financial Conduct Authority; or

(ii)	the Financial Ombudsman Scheme;

(e)	I may have no right to seek compensation from the Financial Services Compensation Scheme.

I am a certified high net worth individual because at least one of the following applies:

(a)	I had, during the financial year immediately preceding the date below, an annual income to the value of £100,000 or more;

(b)	I held, throughout the financial year immediately preceding the date below, net assets to the value of £250,000 or more. Net assets for these purposes do not include:

(i)	the property which is my primary residence or any loan secured on that residence;

(ii)	any rights of mine under qualifying contract of insurance within the meaning of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001; or

(iii)	any benefits (in the form of pensions or otherwise) which are payable on the termination of my service or on my death or retirement and to which I am (or my dependants are), or may be, entitled.

I accept that I can lose my property and other assets from making investment decisions based on financial promotions.

I am aware that it is open to me to seek advice from someone who specialises in advising on investments.

24 January 2022
Signature……………………………….	DÓMHNAL SLATTERY	Date ………………………..

This Option Agreement has been entered into on the date stated at the beginning of it.

GRANTOR

Signed by STEPHEN FITZPATRICK

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COMPANY

Signed by Vincent Casey, a Director

………………………………..

For and on behalf of

VERTICAL AEROSPACE Ltd.

OPTIONHOLDER

Signed by DÓMHNAL SLATTERY

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